SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 16, 2002



                      FORTUNE NATURAL RESOURCES CORPORATION
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)



            Delaware                1-12334                95-4114732
            --------                -------                ----------
(State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)          File Number)         Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067
           -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Items

      MAY 16, 2002 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today announced its recent financing activities and its financial results for the quarter ended March 31, 2002.

      Exploration Program Financing
      -----------------------------

      The Company completed two financing transactions, including a new bridge financing of $200,000 on May 14, 2002 and the funding of the minimum subscription of 25,000 of the private placement of preferred Series "A" units in the amount of $250,000 on May 15, 2002.

      In the first financing transaction, the Company obtained $200,000 of additional short-term bridge financing in the form of a loan from one of its largest shareholders with generally the same terms as the Company's earlier bridge loans received from members of its board and other investors. This latest bridge loan was used, along with Fortune cash, to call for redemption of the $240,000 in Series "B" Preferred Stock that was issued in February to two Renaissance Capital funds. All rights and obligations attributable to the Series "B" Preferred Stock will be cancelled as a result of the redemption.

      In the second financing transaction, Fortune funded the minimum subscription of $250,000 (25,000 of its previously announced private placement of preferred Series "A" units priced at $10.00 each) and received $192,500, net of underwriter's commission and underwriter's accountable offering expenses. Each Unit consists of one share of Fortune Series "A" Convertible Participating Preferred Stock and one three-year common stock purchase warrant. Each preferred share will be convertible into shares of Fortune common stock at a conversion price of $0.45 per share. They will convert automatically if Fortune's common stock price reaches $0.90 per share for a 10-day trading period. Each warrant permits the holder to purchase one share of Fortune common stock for $0.90 per share. The preferred shares will pay both a fixed dividend of 8% and a contingent cash dividend quarterly based on a percentage of the net oil and gas revenue from Fortune's recently announced new Texas Onshore Exploration Program. The private placement offering of preferred Series "A" units will remain open until May 23, 2002.

      Additionally, Fortune announced that it has entered discussions with Murphy & Durieu, a New York Stock Exchange Member Firm, for the purpose of raising additional capital through a new private placement for the next traunch of financing for its Texas Onshore Exploration Program. Mr. Barry Blank, one of the Company's largest shareholders, is employed by that firm.

      First quarter 2002 versus first quarter of 2001
      -----------------------------------------------

      Fortune realized a net loss for the first quarter of 2002 of $720,000, or $0.04 per share, compared to a net income of $95,000, or $0.01 per share, for the same period in 2001. The 2002 loss results primarily from lower oil and gas prices and production and a non-cash stock option variable accounting charge. Fortune's negative earnings before interest, taxes, depletion and amortization (EBITDA) and excluding the non-cash stock option charge were $189,000 for the first quarter of 2002 as compared to a positive EBITDA of $332,000 for the quarter ended March 31, 2001.

      Fortune's oil and gas revenues decreased 76% to $205,000 in the first quarter of 2002 versus 2001 as a result of lower oil and gas prices and lower oil and gas production. Gas prices decreased 67% to $2.45 per Mcf during the first quarter of 2002 versus $7.50 per Mcf for the same 2001 period. Oil prices decreased 30% to $19.38 per Bbl versus $27.74 per Bbl for 2001. Gas production decreased 36% to 66,900 Mcf while oil production decreased 8% to 2,100 Bbls for the first quarter of 2002 as compared to the same period in 2001.

      Production and operating expense decreased 29% to $119,000 for the first quarter of 2002 versus 2001 primarily because of lower production taxes as a result of the lower revenues in 2002 versus 2001. DD&A expense decreased 40% to $100,000 during the first quarter of 2002 primarily because of the lower production and the 11% decrease in the DD&A rate per Mcfe of production. The DD&A rate decreased because of ceiling test impairment writedowns in prior quarters.

      General and administrative expense decreased 15% for the first quarter of 2002 primarily because of staff reductions that were made because of the lower cash flow. Interest expense increased 16% to $81,000 as a result of the bridge financing discussed herein. A change of control provision that has been a feature of all of Fortune's stock option plans since 1995 requires Fortune to follow variable accounting rules for its stock options while they are outstanding. Under variable accounting, increases in Fortune's stock price above the option exercise price as of the end of each quarter will result in an expense equal to the excess of the stock price over the exercise price multiplied by the number of such options. Fortune's March 31, 2002 common stock closing price of $0.47 per share resulted in a non-cash expense of $350,000 as of that date as a result of the application of these rules. Subsequent decreases in Fortune's stock price will result in a reversal of all or part of this expense.

      Liquidity
      ---------

      Fortune incurred negative cash flow before changes in operating assets and liabilities of $237,000 and $325,000 during the first quarter of 2002 and the year ended December 31, 2001. Fortune also reported a working capital deficit at March 31, 2002 of $142,000. Furthermore, Fortune expects to report negative cash flow and a net loss during the second quarter of 2002. Fortune believes that this negative cash flow and earnings trend may continue and could cause the company to be unable to service its obligations when they becomes due. Fortune's March 31, 2002 financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should Fortune be unable to continue as a going concern. To improve its viability as a going concern, Fortune has recently taken the following steps:

  o Acquired a working interest in a new exploration program in an effort to increase the quality of the drilling projects available to Fortune and the opportunity to have greater control over the exploration process by serving as operator on 50% of the prospects delineated in the program;

  o Hired a new President and Chief Operating Officer in an effort to enhance the quality of the technical review applied to Fortune's drilling projects and to better manage oil and gas operations;

  o Reduced overhead expenses by reducing staff and cutting other expenditures;

  o Obtained the short-term bridge financing discussed herein to finance the initial expenditures of its new exploration program; and

  o Began a private placement offering to raise up to $5 million to fund its operations and repay the bridge financing.

      If Fortune is successful in raising sufficient capital or if the initial drilling in the exploration is sufficiently successful, Fortune believes that it will have the capital to fund its operations during the short term. However, drilling success, improved commodity prices and/or additional financings will be necessary to fund long-term growth.

      FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's most recent Annual Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the Company will be successful in meeting its expectations.


                              ************


                                           Company Contact:  Tyrone J. Fairbanks
                                                                Chairman and CEO
                                                                 (281)  872-1170
                                            E-mail:  investor@fortunenatural.com

                      FORTUNE NATURAL RESOURCES CORPORATION
                            Statements of Operations
             ($'s in thousands, except price and per share figures)


                                                               Three Months Ended
                                                               -------------------
                                                               March 31,  March 31,
                                                                 2002      2001
                                                               --------   --------
                                                                   (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties ...................  $    205   $    844
   Other income .............................................        29         14
                                                               --------   --------
                                                                    234        858
                                                               --------   --------
COSTS AND EXPENSES
   Production and operating .................................       119        168
   Provision for depletion, depreciation and amortization....       100        167
   General and administrative ...............................       304        358
   Stock options variable accounting charge .................       350       --
   Interest .................................................        81         70
                                                               --------   --------
                                                                    954        763
                                                               --------   --------
Net income (loss) ...........................................  $   (720)  $     95
                                                               ========   ========
Weighted average number of common
  shares outstanding (thousands) ............................    16,588     16,446
                                                               ========   ========
Net income (loss) per common share (basic and diluted) ......  $  (0.04)  $   0.01
                                                               ========   ========
Net cash provided by (used in) -
   Operating activities
      Before changes in operating assets and liabilities....   $   (237)  $    286
                                                               ========   ========
      After changes in operating assets and liabilities ....   $   (214)  $    520
                                                               ========   ========
   Investing activities ....................................   $   (532)  $   (252)
                                                               ========   ========
   Financing activities ....................................   $    437   $    (10)
                                                               ========   ========


                            Summary of Balance Sheets

                                                               March 31,    December 31,
                                                                 2002          2001
                                                               --------      --------
Cash and cash equivalents                                      $    198      $    507
Net working capital                                                (142)          397
Property and equipment, net                                       3,840         3,681
Total assets                                                      4,653         4,427
Long-term debt                                                    2,295         2,295
Total net stockholders' equity                                    1,460         1,783

                                 Production Data

                                                               Three Months Ended
                                                               -------------------
                                                               March 31,  March 31,
                                                                 2002      2001
                                                               --------   --------
Net production:
   Oil (Bbl)                                                      2,100      2,200
   Gas (Mcf)                                                     66,900    104,200
Average sales prices for period:
   Oil ($/Bbl)                                                 $  19.38   $  27.74
   Gas ($/Mcf)                                                     2.45       7.50

Item 7.   Financial Statements and Exhibits

     None

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   FORTUNE NATURAL RESOURCES CORPORATION



                                   By: /s/ Ronald P. Nowak
                                       ---------------------------
                                       Ronald P. Nowak
                                       President and Chief Operating Officer



Date:  May 16, 2002